Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is made and entered into on September 10, 2024 by and between:

Lender: Fu Xiaowei, an individual residing at 1 Pheng Geck Avenue, #06-17, Singapore 348196 (the “Lender”)

and

Borrower: Hong Ye Group Private Limited, a corporation organized and existing under the laws of Singapore, with its principal place of business at 60 Paya Lebar Road, #09-13 to 17, Singapore 409051 (the “Borrower”)

WHEREAS, the Borrower is a fully owned subsidiary of YY Group Holding Limited, a corporation organized and existing under the laws of British Virgin Islands, which is a Nasdaq-listed, Emerging Growth Company and Foreign Private Issuer, and the Lender is a director and shareholder of the YY Group Holding Limited;

WHEREAS, the Lender has agreed to lend to the Borrower the principal sum of Four Hundred and Fifty Thousand Singapore Dollars (SGD 450,000.00) (the “Loan”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Loan Amount: The Lender agrees to lend the Borrower the principal sum of Four Hundred and Fifty Thousand Singapore Dollars (SGD 450,000.00).

2.	Interest Rate: The Loan shall bear interest at a rate of 8% per annum, calculated on the unpaid principal balance.

3.	Term: The Loan shall be for a term of 3 months from the date of this Agreement.

4.	Repayment: The Borrower shall repay the Loan, together with all accrued interest, on or before December 9, 2024.

5.	Prepayment: The Borrower may prepay the Loan in whole or in part at any time without penalty.

6.	Use of Funds: The Borrower shall use the Loan proceeds for purchases of shares in YY Group Holding Limited.

7.	Representations and Warranties: Each party represents and warrants to the other that: a) It has full power and authority to enter into and perform this Agreement. b) This Agreement constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms. c) The execution, delivery, and performance of this Agreement do not violate any law, rule, regulation, order, or agreement applicable to it. d) No consent, approval, or authorization of any third party is required for the execution and performance of this Agreement. The Borrower further represents and warrants that: e) It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. f) All financial information provided to the Lender is true and correct in all material respects. g) There is no material litigation, proceeding, or investigation pending or threatened against it that could adversely affect its ability to perform under this Agreement. h) The Borrower’s parent company, YY Group Holding Limited, is in compliance with all applicable laws, rules, and regulations, including those of the U.S. Securities and Exchange Commission and Nasdaq. The Lender acknowledges that this transaction may be subject to certain disclosure requirements under applicable securities laws and stock exchange rules that apply to YY Group Holding Limited.

8.	Events of Default: The following shall constitute events of default: a) Failure to make any payment when due under this Agreement. b) Breach of any representation, warranty, or covenant contained in this Agreement. c) Insolvency, bankruptcy, or similar proceedings involving the Borrower.

9.	Remedies: Upon the occurrence of an event of default, the Lender may declare the entire unpaid principal balance, together with all accrued interest, immediately due and payable.

10.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of Singapore, without regard to its conflict of law provisions.

11.	Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral.

12.	Amendments: This Agreement may be amended only by a written instrument signed by both parties.

13.	Notices: All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit with a postal service or courier, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above or at such other address as such party may designate by advance written notice.

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first above written.

LENDER:

/s/ Fu Xiaowei
Fu Xiaowei

BORROWER:

Hong Ye Group Private Limited, a fully owned subsidiary of YY Group Holding Limited

By:	Phua Zhi Yong
Title:	Director